Exhibit T3A-2

CERTIFICATE OF INCORPORATION

OF

REGUS BUSINESS CENTRE CORP.

- A Delaware Corporation -

FIRST: Name. The name of the Corporation is Regus Business Centre Corp. (hereinafter referred to as the “Corporation”).

SECOND: Registered office and Registered Agent. The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 10013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation shall possess and may exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware or by any other law or this Certificate of Incorporation, together with any powers incidental thereto. so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation set forth in the preceding sentence hereof.

FOURTH: Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 1.000 shares of common stock, par valpe $0.01 per share.

FIFTH: Incorporator. The name and mailing address of the sole incorporator of the Corporation are Thomas Kollar, c/o Richards & O’Neil, LLP, 885 Third Avenue, New York, New York 10022-4873.

SIXTH: Management of the Affairs of the Corporation. The following provisions relate to the management of the business and the conduct of the affairs of the Corporation and are inserted for the purpose of creating, d e f i i. limiting and regulating the powers of the Corporation and its directors and stockholders:

(1) The election of directors may be conducted in any manner provided in the By-laws of the Corporation, and need not be by written ballot.

(2) The Board of Directors shall have the power to make. adopt, alter, amend or repeal the By-laws of the Corporation.

SEVENTH: Reorganization. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of $291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be. to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH: Liability of Directors. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director. except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which,the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall automatically be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so mended. Any repeal or modification of the provisions of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing pursuant to this Article EIGHTH at the time of such repeal or modification.

THE UNDERSIGNED, being the sole incorporator of the Corporation, for the purpose of forming a corporation under the laws of the State of Delaware, does hereby sign this Certificate of Incorporation this 18th day of April 1997.

INCORPORATOR

/s/ Thomas Kollar
Thomas Kollar